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Exhibit 99.2

Consent of Merrill Lynch

        We hereby consent to the use of our opinion letter dated June 18, 2004 to the Board of Directors of Chelsea Property Group, Inc. included as Appendix F to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Simon Acquisition I, LLC, an indirect subsidiary of Simon Property Group, Inc., with and into Chelsea Property Group, Inc. and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Questions and Answers about the Mergers," "Summary of the Mergers—Opinion of Chelsea's Financial Advisor," "The Mergers—Background of the Mergers," "The Mergers—Chelsea's Reasons for the Mergers" and "The Mergers—Opinion of Chelsea's Financial Advisor. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

September 9, 2004

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Consent of Merrill Lynch